Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND

YEAR-END 2011 RESULTS

DALLAS, Texas, March 1, 2012 — Kosmos Energy (NYSE: KOS) announced today financial and operating results for the fourth quarter and year ended 2011. For the quarter ended December 31, 2011, the Company generated net income attributable to common shareholders of $34 million, or $0.09 per basic and diluted share. This compares to a net loss attributable to common unit holders of $94 million for the same period in 2010.

Highlights for the fourth quarter 2011 include:

•                  Two Jubilee liftings, totaling approximately 2 million barrels of oil, net to Kosmos

•                  EBITDAX(1) of $175 million

•                  Successful Teak-3 appraisal well, extending the Teak discovery area

•                  Drilled and completed the J-7 sidetrack well at Jubilee, utilizing new completion design

•                  Participated in the acquisition of the floating production, storage and offloading (FPSO) vessel by the Jubilee Unit

•                  Expanded Agadir basin position, offshore Morocco, to over 6 million gross acres, with execution of Reconnaissance Contract for the Tarhazoute area

•                  Acquired first acreage position beyond Africa, capturing two substantial blocks covering nearly 3 million gross acres offshore Suriname, South America

W. Greg Dunlevy, Executive Vice President and Chief Financial Officer, commented, “The fourth quarter of 2011 wrapped up a significant and transformational year for Kosmos Energy, which included our successful transition to becoming a public company. Excellent exploration results were highlighted by new discoveries at Teak, Tweneboa Deep, Akasa, and Ntomme, making 2011 the second best year in our history for exploration. We also created significant momentum with our appraisal programs, which are directed towards advancing two additional developments offshore Ghana. Furthermore, our strategic new ventures program identified and captured a number of attractive exploration opportunities, adding material acreage offshore Morocco and Suriname. We entered 2012 in a very strong position, with a focus on profitably growing our operations in Ghana and exploring for substantial new petroleum systems.”

Fourth quarter 2011 oil revenues were $220 million, representing over $110 per barrel sold. Production expense for the quarter was $25 million, or $12.59 per barrel sold. Exploration expense for the fourth quarter 2011 was $22 million, including $17 million in seismic expenditures. General and administrative costs were $41 million for the quarter ended December 31, 2011, of which over 50 percent was related to non-cash items, primarily the Company’s long-term equity compensation program. Depletion and depreciation expense was $52 million, or $25.86 per barrel sold. The Company’s depletion and depreciation rate for the fourth quarter 2011 was impacted by costs associated with the Jubilee FPSO acquisition. Interest expense was $11 million.

(more)

For the full year 2011, the Company generated a net loss attributable to common shareholders of $2 million, compared to a net loss attributable to common unit holders of $323 million in 2010. Total oil revenues in 2011 were $667 million on six oil liftings, net to Kosmos. EBITDAX(1) for the full year 2011 was $530 million. Cash and cash equivalents at December 31, 2011 were $673 million versus $100 million at the end of 2010. The increase was primarily attributed to funds raised from the Company’s initial public offering in May 2011, as well as strong cash flows from the Jubilee Field.

Year-End 2011 Reserves

The Company’s proved reserves at the end of 2011 were 51 million barrels of oil equivalent, with the difference from the prior year primarily a result of the Company’s net sales volumes in 2011. The Company’s reported reserves are prepared by Netherland Sewell & Associates, Inc., an independent reserve engineering firm.

Total costs incurred for oil and gas property acquisition, exploration, and development in 2011 were $633 million, including $203 million related to the purchase of the Jubilee FPSO. Excluding the FPSO acquisition, exploration represented approximately half of the costs incurred amount, with development expenditures accounting for the remainder.

(1) See “Supplemental Non-GAAP Financial Measures” below for a reconciliation of net income (loss) to EBITDAX.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter and year-end 2011 financial and operating results, as well as the 2012 capital program, today at 10:00 a.m. Central time (11:00 a.m. Eastern time). Interested parties can access a live webcast on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for participation in the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the conference call will be available on the Investors page of Kosmos’ website.

About Kosmos Energy

Kosmos Energy Ltd. is a leading independent oil and gas exploration and production company focused on frontier and emerging areas in Africa and South America. The Company’s asset portfolio includes existing production, major discoveries and exploration prospects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Morocco and Suriname and onshore Cameroon. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although the Company believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to the Company. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange

Commission (“SEC”) filings.  The Company’s SEC filings are available on the Company’s website at www.kosmosenergy.com.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Brad Whitmarsh

+1.214.445.9772

bwhitmarsh@kosmosenergy.com

Kosmos Energy Ltd.

Consolidated Statement of Operations

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues and other income:
Oil and gas revenue	$219,998	$—	$666,912	$—
Interest income	1,634	1,683	9,093	4,231
Other income	40	1,316	775	5,109
Total revenues and other income	221,672	2,999	676,780	9,340

Costs and expenses:
Oil and gas production	25,070	—	83,551	—
Exploration expenses, including dry holes	21,752	20,362	126,409	73,126
General and administrative	41,439	48,163	113,579	98,967
Depletion and depreciation	51,509	768	140,469	2,423
Amortization - deferred financing costs	2,194	8,272	16,193	28,827
Interest expense	10,510	13,937	65,749	59,582
Derivatives, net	6,527	13,009	11,777	28,319
Loss on extinguishment of debt	—	—	59,643	—
Doubtful accounts expense	—	39,782	(39,782)	39,782
Other expenses, net	167	1,074	149	1,094
Total costs and expenses	159,168	145,367	577,737	332,120

Income (loss) before income taxes	62,504	(142,368)	99,043	(322,780)
Income tax expense (benefit)	28,181	(76,934)	76,686	(77,108)

Net income (loss)	34,323	(65,434)	22,357	(245,672)

Accretion to redemption value of convertible preferred units	—	(28,711)	(24,442)	(77,313)

Net income (loss) attributable to common shareholders/unit holders	$34,323	$(94,145)	$(2,085)	$(322,985)

Net income (loss) per share attributable to common shareholders:
Basic	$0.09
Diluted	$0.09
Pro forma basic			$0.06
Pro forma diluted			$0.06

Weighted average number of shares used to compute net income (loss) per share:
Basic	369,134
Diluted	369,134
Pro forma basic			354,667
Pro forma diluted			354,810

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$673,092	$100,415
Receivables, net	310,155	238,953
Other current assets	129,234	220,552
Total current assets	1,112,481	559,920

Property and equipment — net	1,377,041	998,000
Other noncurrent assets	62,412	133,615
Total assets	$2,551,934	$1,691,535

Liabilities and shareholders’ equity/unit holdings equity
Current liabilities:
Current maturities of long-term debt	$—	$245,000
Other current liabilities	339,607	237,057
Total current liabilities	339,607	482,057

Long-term liabilities:
Long-term debt	1,110,000	800,000
Deferred tax liability	47,608	12,513
Other noncurrent liabilities	33,993	32,870
Total long-term liabilities	1,191,601	845,383

Convertible preferred units	—	978,506

Total shareholders’ equity/unit holdings equity	1,020,726	(614,411)
Total liabilities, convertible preferred units and shareholders’ equity/unit holdings equity	$2,551,934	$1,691,535

Kosmos Energy Ltd.

Cash Flow Information

(in thousands, unaudited)

	Year Ended
	December 31,
	2011	2010

Net cash provided by (used in) operating activities	$364,909	$(191,800)
Net cash used in investing activities	(385,140)	(589,975)
Net cash provided in financing activities	592,908	742,685
Net increase in cash and cash equivalents	572,677	(39,090)

Cash and cash equivalents at beginning of period	100,415	139,505
Cash and cash equivalents at end of period	$673,092	$100,415

Supplemental Non-GAAP Financial Measures

This release contains certain financial measures that are non-GAAP measures.  Kosmos Energy has provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

EBITDAX

Kosmos Energy defines EBITDAX as net income (loss) plus (1) depletion, depreciation and amortization expense, (2) exploration expense, (3) interest expense, (4) unrealized (gain) loss on commodity derivatives, (5) loss on extinguishment of debt, (6) doubtful accounts expense, (7) income tax expense (benefit), (8) equity-based compensation expense, and (9) similar items that are presented in “Other.” EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities, as it excludes the impact of significant non-cash items. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in Kosmos Energy’s financial statements prepared in accordance with GAAP (including the notes thereto), included in the Company’s SEC filings and posted on its website.

The following table provides a reconciliation of net income (loss) to EBITDAX for three months and year ended December 31, 2011 and 2010, respectively.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, unaudited)	2011	2010	2011	2010

Net income (loss)	$34,323	$(65,434)	$22,357	$(245,672)

Depletion and depreciation	51,509	768	140,469	2,423
Amortization - deferred financing costs	2,194	8,272	16,193	28,827
Exploration expenses, including dry holes	21,752	20,362	126,409	73,126
Interest expense	10,510	13,937	65,749	59,582
Derivatives, net	6,527	13,009	11,777	28,319
Loss on extinguishment of debt	—	—	59,643	—
Doubtful accounts expense	—	39,782	(39,782)	39,782
Income tax expense (benefit)	28,181	(76,934)	76,686	(77,108)
Equity-based compensation	21,702	12,119	50,966	13,791
Other	(1,966)	986	(27)	495

EBITDAX	$174,732	$(33,133)	$530,440	$(76,435)

Net Proved Developed and Undeveloped Reserves (unaudited)

	Oil	Gas	Total
	(Mmbbl)	(Bcf)	(Mmboe)

Net proved developed and undeveloped reserves at December 31, 2010	52	22	56
Discoveries and extensions	—	—	—
Production	(6)	(2)	(6)
Purchases of minerals-in-place	—	—	—
Revision in estimates	1	4	1
Net proved developed and undeveloped reserves at December 31, 2011	47	24	51

	Oil	Gas	Total
	(Mmbbl)	(Bcf)	(Mmboe)
Proved reserves at December 31, 2011 (1)
Proved developed reserves	23	16	26
Proved undeveloped reserves	25	8	26

(1)         The sum of proved developed reserves and proved undeveloped reserves may not add to net proved developed and undeveloped reserves due to rounding

Costs Incurred in Oil and Gas Activities (unaudited)

The following table reflects total costs incurred, both capitalized and expensed, for oil and gas property acquisition, exploration, and development activities for the year ended December 31, 2011.

	Ghana	Other (2)	Total
	(in thousands)
Property acquisition
Unproved	$—	$1,932	$1,932
Proved	—	—	—
Exploration	187,272	33,758	221,030
Development	410,035	—	410,035
Total costs incurred	$597,307	$35,690	$632,997

(2) Includes Africa and South America.